Exhibit 99.1

Ares Completes Acquisition of Whitestone REIT

NEW YORK – July 14, 2026 – Ares Management Corporation (NYSE: ARES), a leading global alternative investment manager, announced today that certain Ares Real Estate funds (“Ares”) have completed the previously announced acquisition of all outstanding Whitestone REIT (“Whitestone”) common shares and operating partnership units for $19.00 per share or unit in an all-cash transaction valued at approximately $1.7 billion.

The transaction expands Ares Real Estate’s portfolio with 54 high-quality, convenience-focused retail properties totaling approximately 4.8 million square feet across fast-growing markets in the United States, including Phoenix, Austin, Dallas-Fort Worth, Houston and San Antonio.

With the completion of the acquisition, Whitestone will no longer be traded or listed on any public securities exchange. Additional information regarding the disbursement of the merger consideration to Whitestone shareholders is available in an 8-K filed by Whitestone with the Securities and Exchange Commission.

Advisors

Citigroup Global Markets Inc. acted as lead financial advisor and financing provider to Ares, with Morgan Stanley also acting as financial advisor and financing provider. Kirkland & Ellis LLP served as legal advisor to Ares. Dechert LLP served as legal advisor to Citigroup Global Markets Inc. and Morgan Stanley.

BofA Securities served as Whitestone’s financial advisor and provided a fairness opinion to Whitestone’s Board of Trustees, and Jones Lang LaSalle Securities also served as a financial advisor. Bass Berry & Sims served as Whitestone’s legal advisor.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager offering clients complementary primary and secondary investment solutions across the credit, real estate, private equity and infrastructure asset classes. We seek to advance our stakeholders’ long-term goals by providing flexible capital that supports businesses and creates value for our investors and within our communities. By collaborating across our investment groups, we aim to generate consistent and attractive investment returns throughout market cycles. As of March 31, 2026, Ares Management Corporation’s global platform had over $644 billion of assets under management, with operations across North America, South America, Europe, Asia Pacific and the Middle East. For more information, please visit www.ares.com.

Media

Jacob Silber | Brennan O’Toole

media@ares.com